Exhibit 4.3

SECOND SUPPLEMENTAL WARRANT AGREEMENT

This Second Supplemental Warrant Agreement (this “Agreement”), dated March 24, 2008, is to the Warrant Agreement, dated as of August 30, 2006 (the “Warrant Agreement”), by and between MARATHON ACQUISITION CORP., a Delaware corporation, (the “Company”), and THE BANK OF NEW YORK, a New York trust company (the successor thereto under the Warrant Agreement, MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, the “Warrant Agent”).

WHEREAS, Section 6.01(b) of the Warrant Agreement provides that such Warrant Agreement may be amended by the parties thereto with the consent of the Holders (as defined in the Warrant Agreement) of not fewer than a majority of the unexercised Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders under this Agreement; and

WHEREAS, Marathon Investors, LLC, the Holder of all of the unexercised Sponsor Warrants (as defined in the Warrant Agreement) has consented to amend the Warrant Agreement in the manner set forth herein; and

WHEREAS, the Company has proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with GSL Holdings, Inc., a Marshall Islands corporation and a wholly owned subsidiary of the Company, CMA CGM S.A., a société anonyme organized under the laws of France (the “Stockholder”), and Global Ship Lease, Inc., a Marshall Islands corporation and a wholly owned subsidiary of Stockholder (the “Merger”); and

WHEREAS, the amendments to the Warrant Agreement as set forth in this Agreement shall only become effective if the Merger is consummated.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby if and only if the Merger is consummated, the parties hereto agree as follows:

1.	Warrant Agreement.

a. Pursuant to Section 6.01(b) thereto, the Warrant Agreement is amended hereby by inserting the following paragraphs at the end of Section 2.03(a) thereto:

“Notwithstanding the above paragraph 2.03(a), in lieu of the payment of the Exercise Price in cash, a Holder seeking to exercise a Sponsor Warrant shall be obligated to convert any exercisable but unexercised Sponsor Warrants into Shares (the “Cashless Exercise Conversion”) as follows: upon exercise of the Cashless Exercise Conversion, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Sponsor Warrants being exercised, multiplied by the difference between the Fair Market Value and the Exercise Price by (y) the Fair Market Value. However, the Cashless Exercise Conversion is not available unless the Fair Market Value exceeds the Exercise Price. As used herein, the term “Fair Market Value” shall mean the average reported last sale price of the Company’s common stock, par value $.0001 per share, for the ten (10) trading days ending on the third Business Day prior to the exercise of the Cashless Exercise Conversion.

Sponsor Warrants may be exercised by a Holder in accordance with the Cashless Exercise Conversion during the Exercise Period by delivering, not later than 5:00 P.M., New York time, on any Business Day during the Exercise Period to the Warrant Agent at its stock transfer division (i) the Warrant Certificate evidencing the Sponsor Warrants to be exercised, and, in the case of a Book-Entry Warrant Certificate, the Sponsor Warrants to be exercised free on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purpose in writing by the Warrant Agent to the Depository from time to time, (ii) an Election to Purchase, properly completed and executed by the Holder on the reverse of the Warrant Certificate or, in the case of a Book-Entry Warrant

Certificate, properly completed by the Participant and substantially in the form included on the reverse of each Warrant Certificate, and (iii) an instruction letter indicating that such Holder intends to exercise such Holder’s Sponsor Warrants in accordance with the Cashless Exercise Conversion applicable to such Sponsor Warrants and such other documentation as the Warrant Agent may reasonably request; provided, that any Holder that holds Sponsor Warrants in a brokerage account shall follow the procedures of such Holder’s broker and the Depository Trust Company in order to exercise such Sponsor Warrants in accordance with the Cashless Exercise Conversion.

The Warrant Agent shall have no duty or obligation to make any determinations with respect to Section 2.03(a) including, but not limited to, determinations of Fair Market Value and any determination of how many Shares are to be delivered to a Holder in connection with the exercise of the Sponsor Warrants in accordance with the Cashless Exercise Conversion described herein.”

b. Pursuant to Section 6.01(b) thereto, the Warrant Agreement is amended hereby by (i) deleting “other than the then outstanding Sponsor Warrants held by Marathon Investors, LLC or its Permitted Transferees” from the first sentence of Section 4.01, and (ii) replacing the penultimate sentence of the first paragraph of Section 4.01 with the following language:

“For the avoidance of doubt, the Company’s Right of Redemption shall apply in all respects to all of the then outstanding Sponsor Warrants to the extent held by Marathon Investors, LLC or its Permitted Transferees; provided, that a registration statement need not be effective under the Securities Act with respect to the Sponsor Warrants.”

2.	Miscellaneous.

a. GOVERNING LAW. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN AND AMONG THE PARTIES HERETO, THE ADJUDICATION AND THE ENFORCEMENT HEREOF SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS FORMED AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

b. Condition to Effectiveness of Agreement. For the avoidance of doubt, the amendments to the Warrant Agreement set forth in this Agreement will become effective if and when, and only if, the Merger (defined above) is consummated on the Closing Date, as such term shall be defined in the Merger Agreement; provided, that the Company hereby agrees to provide written notice to the Warrant Agent of the pending consummation of the Merger at least three (3) Business Days (as defined in the Warrant Agreement) prior to the anticipated Closing Date, and to thereafter confirm in writing to the Warrant Agent the Merger has been consummated, and that the amendments to the Warrant Agreement set forth herein have become effective. The Warrant Agent shall be fully protected in relying on any such notice or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of the Merger unless and until it shall have received such notice. The parties hereto acknowledge and agree that if the Merger is not consummated, the amendments to the Warrant Agreement set forth in this Agreement will not come into effect.

c. Merger Agreement. It is understood that the Warrant Agent is not a party to and has neither read nor received, nor does the Warrant Agent consent to, any provisions in the Merger Agreement. The parties hereto agree that the Warrant Agent shall not be responsible for, or incur any liability in connection with, compliance with any provisions of the Merger Agreement or any agreement other than the Warrant Agreement and this Agreement.

d. Jurisdiction; Waiver of Jury Trial. Except as otherwise expressly provided in this Agreement, each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any legal action arising out of or relating to this Agreement, agrees that all claims in respect of the legal action may be heard and determined in any such court and agrees not to bring any legal action arising out of or relating to this Agreement in any other court. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

e. Benefits of Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent and their respective successors and assigns, the Beneficial Owners (as defined in the Warrant Agreement) and the Holders any right, remedy or claim under or by reason of this Agreement or of any agreement hereof; and all agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant Agent and their respective successors and assigns and of the Beneficial Owners and Holders.

f. Indemnity. The Company agrees to pay the Warrant Agent compensation to be agreed upon by the Warrant Agent and the Company for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for all reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Warrant Agent in connection with the services rendered by it under the Warrant Agreement and this Agreement. The Company also agrees to indemnify the Warrant Agent for, and hold it harmless against, any loss, liability or expense incurred without (or other than as the result of) negligence or willful misconduct on the part of the Warrant Agent (each as determined by a final non-appealable order of a court of competent jurisdiction), arising out of or in connection with its acting as Warrant Agent under the Warrant Agreement and this Agreement. The execution of this Agreement by the Warrant Agent shall in no case be deemed to constitute negligence or willful misconduct on the part of the Warrant Agent.

g. Liability. The Company agrees that Section 5.02(l) of the Warrant Agreement is incorporated herein by reference.

h. Severability. If any provision in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provisions in any other jurisdiction, shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

i. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Supplemental Warrant Agreement as of the date first written above.

MARATHON ACQUISITION CORP.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Chairman, Chief Executive Officer and Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ Christopher T. Coleman
Name:	Christopher T. Coleman
Title:	Vice President, BNY Mellon Shareholder Services